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     FLUOR CORPORATION
     EXECUTIVE INCENTIVE COMPENSATION PLAN
     AMENDED AND RESTATED
     EFFECTIVE NOVEMBER 1, 1995


     I. OBJECTIVE

	It is the policy of Fluor Corporation (''Fluor'') and its subsidiaries (collectively the ''Company'') to provide its officers and key employees with salary and incentive bonus award opportunities equal to or greater than the average cash payments established with respect to comparable positions within its industry. Management salaries are established and maintained under a formal Company program of salary administration. This plan is intended to provide true performance based incentive bonus awards for those officers and key employees of the Company who can directly and significantly influence its profits.


     II. ELIGIBILITY

	Those officers and key employees of the Company approved in writing by the Executive Compensation Committee of Fluor shall be participants in this Plan.



     III. INCENTIVE COMPENSATION FUND (the ''FUND'')

	The fund shall be established as provided herein with reference to the consolidated net earnings of the Company for a fiscal year period. However, the period of service of each participant for which individual Incentive Compensation awards are payable shall be the calendar year within which the applicable fiscal year ends.

     A.   Prior to the end of each fiscal year:

     1. The Chairman of the Board of Fluor (the ''Chairman'') shall establish an interim provisional Fund for such fiscal year in an amount not to exceed twenty percent of the amount by which (a) estimated consolidated net earnings of the Company for such fiscal year before deducting taxes and the fund, and excluding amounts connected with extraordinary, unusual or infrequently occurring events and transactions for such fiscal year, exceed (b) ten percent of the average estimated consolidated shareholders' equity of the Company and the Chairman shall notify the Senior Vice President and Chief Financial Officer of Fluor (the ''Chief Financial Officer'') of the amount of said interim provisional Fund.

     2. The Chief Financial Officer shall make a test calculation to determine whether the estimated consolidated net earnings of the Company for such fiscal year after taxes and said interim provisional Fund are not less than a return on average estimated consolidated shareholders' equity of the Company for such fiscal year calculated on the basis of the average yield for such fiscal year of one-year United States Treasury Bills.

     3. The Chief Financial Officer shall confirm to the Chairman that the interim provisional Fund will result in at least the aforesaid return on consolidated shareholders' equity or inform the Chairman of the least amount (the ''adjusted interim provisional Fund'') which will result in

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     the aforesaid return on consolidated shareholders' equity. Once the interim provisional fund or the adjusted interim provisional fund, as applicable, has been determined, then the final provisional Fund or the final adjusted Provisional Fund as applicable, shall be determined by subtracting from the interim amount, the amount of all expense accruals to be made during such year by the Company for cash-based incentive awards under the Company's Special Executive Incentive Plan, the 1988 Executive Stock Plan or any successor stock appreciation rights plans, and the Directors' Achievement Award Program.

     4. The Chief Financial Officer shall cause the consolidated financial statement provision for the Fund for such fiscal year to be adjusted to an amount equal to the final provisional Fund, or adjusted final provisional Fund, as appropriate.

     B.   After the close of each fiscal year:

     1. The Chairman shall establish a preliminary final Fund for such fiscal year under the principles set forth above but on the basis of audited consolidated financial statement information for such fiscal year, and the Chairman shall notify the Chief Financial Officer of the amount of the preliminary final Fund.

     2. The Chief Financial Officer shall make a test calculation under the principles set forth above but on the basis of audited consolidated financial statement information for such fiscal year.

     3. The Chief Financial Officer shall notify the Chairman of the amount of the preliminary final Fund, adjusted as required by the test calculation.

     Upon approval of the Board of Directors of Fluor (the ''Board''), the preliminary final Fund as so determined shall become the final Fund for such fiscal year.


     IV. DETERMINATION OF AWARD AMOUNTS

	For Designated Executives (as defined below) the amount of each such executive's Incentive Compensation Award to be payable out of the Fund for each fiscal year, shall not exceed an amount determined by reference to objective tests based on (a) one or more of the following financial objectives: growth in earnings per share of the Company, growth in stockholder value relative to the two year moving average of the S&P 500 Index, growth in stockholder value relative to the two year moving average of the Dow Jones Heavy Construction Index, revenue growth, growth in earnings (before interest and taxes), improvement in the Company's credit rating and growth in contract backlog; and (b) one or more of the following non-financial objectives: strategic plan development and implementation, succession plan development and implementation, retention of executive talent, improvement in workforce diversity and improvement in safety records. Any of the foregoing may be measured either in absolute terms, as compared to another company or companies or as compared to a prior period or periods. Use of any other criterion will

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     require ratification by the shareholders of the Company if failure to obtain approval for the fiscal year would jeopardize the tax deductibility of future Incentive Compensation Awards. The performance objectives for the fiscal year and directly related payment schedules for each Designated Executive shall be established not later than 90 days after the beginning of such fiscal year by the Organization and Compensation Committee of Fluor (the ''Committee''). The Committee may, in its discretion, elect to award a Designated Executive less than the amount determined in accordance with the payment schedule.

	The maximum amount of Incentive Compensation Award to any Designated Executive for any fiscal year shall not exceed $2,000,000. This maximum amount may not be increased without stockholder approval if failure to obtain such approval could result in future Incentive Compensation Awards not being tax deductible to the Company.

	''Designated Executives'' shall mean the Chairman and Chief Executive Officer of the Company and such other executive officers of the Company as may from time to time be so designated by the Committee.

	The determination of the portion of the Fund for each fiscal year applicable to Fluor and to each of its subsidiaries and the amount of Incentive Compensation award to each participant for the calendar year within which such fiscal year ends shall be reviewed and recommended by the Executive Compensation Committee of Fluor to:

     1. The Organization and Compensation Committee of Fluor's Board with respect to executive officers of Fluor (other than the Designated Executives).

     2. Fluor's Board with respect to all other participants in the Plan who are not executive officers of Fluor.

	Awards with respect to the executive officers of Fluor (other than the Designated Executives) are recommended to Fluor's Board by the Organization and Compensation Committee. Final approval of the amount of the Fund for each fiscal year and the amount of the award to each participant (other than the Designated Executives) shall be by Fluor's Board.


     V. DISTRIBUTION

	Subject to the deferral provisions of the Fluor Corporation and Subsidiaries Executive Deferred Compensation Program, the Incentive Compensation awards for each calendar year shall be paid either in cash to participants on or before the 31st day of January of the following calendar year or in stock units granted under the terms of the 1982 Fluor Shadow Stock Plan, all as determined by resolution of the Board.

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